Exhibit 10.2
SECOND AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          This Second Amendment (the “Amendment”), dated as of July 20, 2008 to the Amended and Restated Employment Agreement (the “Agreement”) dated as of August 2, 2007, as amended October 2, 2008 and originally effective November 9, 2005, between Novavax, Inc., a Delaware corporation (the “Company”) having its principal office at 9920 Belward Campus Drive, Rockville, MD 20850 and Raymond Hage, an individual (“Executive”).
Background
          Executive is employed as Senior Vice President of Commercial Operations of Company, and is responsible for the functions and duties assigned to this position, and Company wishes to assure itself of the services of Executive. Executive and the Company are therefore amending the Agreement to extend the Term. All capitalized terms not defined herein shall have the meaning set forth in the Agreement.
Terms
          NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:
          1. Term. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:
Term. The term of this Agreement shall be for the period beginning on July 20, 2009 and continuing until September 1, 2010, unless earlier terminated pursuant to Section 7 hereof (the “Term”) and shall be renewed automatically for additional twelve-month periods on the terms set forth herein, as they may be modified from time to time by mutual agreement, unless one of the Company or the Executive provides notice of termination at least 30 days before the expiration of the then current term. The parties acknowledge that the employment hereunder is employment at will.
          2. Resolution of Disputes. Section 21 of the Agreement is hereby deleted in its entirety and replaced with the following:
“With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration

Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive on at least one material component of the dispute, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorney’s fees and disbursements) of such arbitration. The Company shall reimburse Executive for any such fees and expenses incurred by Executive in any calendar year within a reasonable time following Executive’s submission of a request for such reimbursement, which in no case shall be later than the end of the calendar year following the calendar year in which such expenses were incurred. Executive shall submit any such reimbursement request no later than the June 30th next following the calendar year in which the fees and expenses are incurred. In the event the arbitrator rules against Executive, Executive shall repay the Company the amount of such reimbursed expenses no later than 180 days following the date as of which such arbitrator’s decision becomes final. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).”
          3. Other Provisions. All of the other terms and conditions of the Agreement, not inconsistent with the terms of this Amendment, shall remain in full force and effect.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.
NOVAVAX, INC.

[SEAL]	By:	/s/ Rahul Singhvi
		Name:	Rahul Singhvi
		Title:	President and Chief Executive Officer

/s/ Raymond Hage
Raymond Hage